PURE Bioscience Reports 2016 Fiscal Third Quarter and Nine-Month Financial Results

— Update on FDA Approved PURE Control® Food Safety Solution for Use as Direct Food Contact Processing Aid for Fresh Produce and Raw Poultry —

SAN DIEGO, CA (June 9, 2016) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal third quarter and nine-month periods ended April 30, 2016.

Update – Fiscal Q3 2016

●	Increasing revenues from PURE Hard Surface® disinfectant used in environmental and surface applications by both restaurant chains (to combat Norovirus) and food processors/manufacturers (to combat Listeria).

●	270% quarterly sales increase year over year and 53% sales increase for the nine-month period.

●	Improved gross margins - 71% in Q3 2016 as compared with 40% in the same period last year – attributable to the sale of higher margin formulations and packing configurations during the quarter.

●	Subsequent to the quarter-end, the Company raised $1.1M through the exercise of warrants.

●	Established Scientific Advisory Board naming as Chairman James L. Marsden, Ph.D., Emeritus Distinguished Professor–Food Safety and Security Kansas State University.

●	Marsden was recently appointed Executive Director of Food Safety at Chipotle Mexican Grill.

●	Received USDA Permission Letter granting approval to conduct an in-plant trial of FDA approved SDC-based PURE Control® antimicrobial as a poultry processing aid.

●	Initiated trial with a poultry processor for this final regulatory approval required to commercialize PURE Control as a raw poultry processing aid to dramatically reduce Salmonella contamination.

●	PURE expects to complete the process, and anticipates first sales to poultry processors (a new $350+ million US market segment), in calendar Q3 2016.

●	A leading produce processor is well along in pilot plant testing and optimization of PURE Control® as a fresh produce processing aid. This early adopter will open a new $300+ million market segment for PURE.

●	This processor is already extensively using PURE® Hard Surface disinfectant as a food contact surface sanitizer and environmental disinfectant for protection of its plant and equipment against the most frequently associated produce pathogen contaminants (including Salmonella, Listeria and E. coli).

Hank R. Lambert, CEO, said that, “It is most gratifying to see our food safety-related revenues growing steadily, affirming that our focused strategy continues to gain momentum. In our most recent quarter, we experienced growing awareness of, and demand for, PURE Hard Surface with its unique, superior efficacy in eliminating Norovirus in restaurant environments and Listeria in food processing operations.

“We look forward to calendar Q3 and to recording the first sales of PURE Control to both fresh produce and raw poultry processors. In calendar Q4 this year, we anticipate growing revenue from these two processing aid markets, and to making strides toward achieving meaningful penetration of the combined $650 million markets. Our goal is to become a significant player in these large and growing markets – by providing leading edge food safety solutions to prevent foodborne illness, and thereby protecting both people and brands,” Lambert concluded.

Q3: Summary of Results of Operations

Revenues from PURE’s core business, food safety, continued to gain traction, increasing 372% in the third fiscal quarter of 2016 as compared with the prior year. Consolidated revenues for the third fiscal quarter 2016 were $403,000, an increase of $294,000 from the third fiscal quarter 2015. Total operating costs and expenses, excluding cost of goods sold and share-based compensation, for the third fiscal quarter of 2016 and 2015, were $1.6 million and $1.4 million, respectively. The third fiscal quarter 2016 net income was $30,000 compared with a net loss of ($2.1) million for third fiscal quarter 2015. The adjusted net loss, excluding derivative income and share-based compensation, for third fiscal quarter 2016 and third fiscal quarter 2015 was ($1.7) and ($1.3) million, respectively.

Nine Months: Summary of Results of Operations

Core food safety revenues in the nine months ended April 30, 2016 increased 223% as compared with food safety revenues in the same period in 2015. Consolidated revenues for the nine-month period were $765,000, compared with revenues of $499,000 for the nine months ended April 30, 2015. Total operating costs and expenses, excluding cost of goods sold and share-based compensation, were $4.5 million, and $4.3 million, respectively. The net loss for the nine months ended April 30, 2016 was $(13.7) million, or $(0.25) per share, compared with a net loss of ($5.8) million, or ($0.15) per share, for the nine months ended April, 2015. The adjusted net loss, excluding derivative expense and share-based compensation, for the nine months ended April 30, 2016 was ($4.0) million compared with prior year adjusted net loss of ($4.0) million. Cash and cash equivalents, reported as of April 30, 2016, was $5.4 million, an increase of $4.1 million over our fiscal year end cash balance of $1.3 million.

Calendar 2016 Strategy and Goals

PURE is active in three markets in the food safety arena – (1) processing aids for produce and poultry, (2) food service, and (3) food manufacturing/processing. Revenues from food safety are growing steadily, representing approximately 48% of fiscal third quarter revenues.

Goals for this calendar year include:

●	Complete USDA regulatory approval process as a processing aid for raw poultry;

●	Commercialize PURE Control and achieve market penetration as a direct food contact processing aid for both fresh produce and raw poultry;

●	Continue testing PURE Control for beef and pork and file FCNs with the FDA;

●	Secure customer adoption of PURE Hard Surface with 5+ national restaurant chains and 35+ national food processors;

●	Continue to license PURE distribution and SDC applications for use in non-core markets; and

●	Seek up-listing to a national stock exchange.

2016 Fiscal Third Quarter Financial Results Conference Call

The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PDT (4:30pm EDT) on June 9, 2016. The call can also be accessed “live” online at http://public.viavid.com/index.php?id=119761.

A replay of the webcast will be available on the Company’s website (http://www.purebio.com/about/investor_relations). Also, a replay of the conference call will be available by dialing 1-877-870-5176 (international participants dial 1-858-384-5517) starting June 9, 2016, at 7:30pm EDT through June 16, 2016 at 11:59pm EDT. Please use PIN Number 10001242.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations into customer orders; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw poultry and raw meat processing; competitive factors; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2015, its Form 10-Q for the first quarter ended October 31, 2015 and its Form 10-Q for the second quarter ended January 31, 2016, and its Form 10-Q for the third quarter ended April 30, 2016. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:

Hank Lambert, CEO	Terri MacInnis, VP of IR	Tom Hemingway
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.	Redwood Investment Group
619-596-8600 ext.103	818-379-8500	714-978-4425
hlambert@purebio.com	terri@bibimac.com	tomh@redwoodfin.com

PURE Bioscience, Inc.

Condensed Consolidated Statements of Operations

	Nine Months Ended		Three Months Ended
	April 30,		April 30,
	2016	2015	2016	2015

Net product sales	$765,000	$499,000	$403,000	$109,000

Operating costs and expenses

Cost of goods sold	218,000	221,000	116,000	65,000
Selling, general and administrative	3,857,000	3,731,000	1,385,000	1,207,000
Research and development	679,000	562,000	205,000	171,000
Share-based compensation	1,621,000	1,751,000	186,000	766,000
Other share-based expenses	-	-	-	-
Total operating costs and expenses	6,375,000	6,265,000	1,892,000	2,209,000

Loss from operations	(5,610,000)	(5,766,000)	(1,489,000)	(2,100,000)

Other income (expense)
Fair value of derivative liabilities in excess of proceeds	(1,867,000)	-	-	-
Change in derivative liability	(6,241,000)	5,000	1,506,000	1,000
Interest expense	(8,000)	(7,000)	(3,000)	(2,000)
Other income (expense), net	34,000	7,000	16,000	10,000
				-
Total other income (expense)	(8,082,000)	5,000	1,519,000	9,000

Net income (loss)	$(13,692,000)	$(5,761,000)	$30,000	$(2,091,000)

Net income (loss) per common share-basic	$(0.25)	$(0.15)	$0.00	$(0.05)
Net income (loss) per common share-diluted	$(0.25)	$(0.15)	$(0.02)	$(0.05)
Weighted average shares-basic	54,329,594	39,221,585	61,445,913	40,836,625
Weighted average shares-diluted	54,329,594	39,221,585	71,308,771	40,836,625

PURE Bioscience, Inc.

Condensed Consolidated Balance Sheets

	April 30, 2016	July 31, 2015

Assets
Current assets
Cash and cash equivalents	$5,405,000	$1,321,000
Accounts receivable, net	68,000	189,000
Inventories, net	320,000	207,000
Restricted cash	75,000	75,000
Prepaid expenses	312,000	187,000

Total current assets	6,180,000	1,979,000

Property, plant and equipment, net	407,000	90,000
Patents, net	1,021,000	1,192,000

Total assets	$7,608,000	$3,261,000

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$522,000	$560,000
Restructuring liability	44,000	59,000
Accrued liabilities	174,000	246,000
Derivative liability	9,802,000	4,000

Total current liabilities	10,542,000	869,000

Deferred rent	5,000	9,000

Total liabilities	10,547,000	878,000

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued	-	-
Common stock, $0.01 par value: 100,000,000 shares authorized 62,161,956 shares issued and outstanding at April 30, 2016, and 41,859,297 shares issued and outstanding at July 31, 2015	622,000	420,000
Additional paid-in capital	98,979,000	90,811,000
Accumulated deficit	(102,540,000)	(88,848,000)

Total stockholders’ equity (deficit)	(2,939,000)	2,383,000

Total liabilities and stockholders’ equity (deficit)	$7,608,000	$3,261,000

Pure Bioscience, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	Nine Months Ended April 30,		Three Months Ended April 30,
	2016	2015	2016	2015

Net income (loss), as reported	$(13,692,000)	$(5,761,000)	$30,000	$(2,091,000)

Add back significant items:
Share-based compensation	1,621,000	1,751,000	186,000	766,000
Fair value of derivative liability in excess of proceeds	1,867,000	-	-	-
Change in derivative liability	6,241,000	(5,000)	(1,506,000)	(1,000)
Net loss, as adjusted for significant items	$(3,963,000)	$(4,015,000)	$(1,290,000)	$(1,326,000)